GAIN Capital Announces Monthly Metrics for March 2016

Bedminster, New Jersey (April 11, 2016) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of March 2016.

Retail Segment Metrics

•	OTC average daily volume[1] of $11.6 billion, a decrease of 11.9% from February 2016 and 23.0% from March 2015.[2]

•	OTC trading volume[1] of $266.7 billion, a decrease of 3.5% from February 2016 and 19.5% from March 2015.[3]

•	Active OTC accounts[4] of 136,559, a decrease of 5.0% from February 2016 and an increase of 37.9% from March 2015. [5]

Institutional Segment Metrics
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•	ECN average daily volume[1] of $7.4 billion, a decrease of 11.2% from February 2016 and 19.1% from March 2015.

•	ECN volume[1] of $169.1 billion, a decrease of 2.8% from February 2016 and 15.4% from March 2015.

•	Swap Dealer average daily volume[1] of $2.8 billion, a decrease of 8.2% from February 2016 and 33.6% from March 2015.

•	Swap Dealer volume[1] of $64.3 billion, an increase of 0.6% from February 2016 and a decrease of 30.6% from March 2015.

Futures Segment Metrics

•	Futures average daily contracts of 35,561, a decrease of 3.9% from February 2016 and 15.8% from March 2015.

•	Futures contracts of 782,352, an increase of 5.7% from February 2016 and a decrease of 15.8% from March 2015.

•	Active futures accounts[4] of 8,890, an increase of 0.8% from February 2016 and an increase of 3.8% from March 2015.

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1 US dollar equivalent of notional amounts traded.
2 OTC average daily volume decreased 39.3% from March 2015 on a pro forma basis (simple pro forma addition of GAIN and City Index).
3 OTC trading volume decreased 36.5% from March 2015 on a pro forma basis (simple pro forma addition of GAIN and City Index).
4 Accounts that executed a transaction during the last 12 months.
5 Active OTC accounts decreased 5.8% from March 2015 on a pro forma basis (simple pro forma addition of GAIN and City Index).

Management Commentary

“The increase in volatility we saw in the latter half of Q4 2015 continued into Q1 2016 which resulted in GAIN’s retail revenue per million tracking roughly 10% above our Q4 2015 levels,” remarked Glenn Stevens, Chief Executive Officer.  “In addition, retail volume generated from the indirect business represented 46% of total retail OTC trading volume in the quarter,” Mr. Stevens concluded.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com